EXHIBIT 99.1

Epic Bancorp

851 Irwin Street San Rafael, CA 94901 (415) 526-6400

For Immediate Release June 23, 2005

Contact:	Kit M. Cole Chairman/CEO 415-526-6400

Epic Bancorp Announces 3-Cent Per Share Second Quarter Dividend

San Rafael, CA—June 23, 2005 -- Epic Bancorp (NASDAQ:EPIK), parent company of Tamalpais Bank and Epic Wealth Management, today announced the declaration of a 3-cent per share second quarter dividend, payable on July 15th 2005, to shareholders of record as of June 29, 2005. The Company has previously declared dividends of 2.5 cents per share in the first, second, third, and fourth quarters of 2004 and $0.03 in the first quarter of 2005.

The Company has earlier reported net income of $921,000, or $0.24 per diluted share, for the first quarter of 2005 compared to $757,000, or $0.22 per diluted share, for the same period in 2004, representing a 22% increase in net income and a 9% increase in earnings per share.

“We are pleased to continue our quarterly dividend program,” said Kit M. Cole, CEO of Epic Bancorp.” We have been very active this year with the establishment of our new investment advisory services subsidiary, Epic Wealth Management, with the growth of Tamalpais Bank’s Marin county market share, and the increased success of our SBA department. We are happy to consistently produce shareholder value as we continue to grow Epic Bancorp and its subsidiaries through the payment of our sixth consecutive quarterly dividend.”

About Epic Bancorp

Epic Bancorp (www.epicbancorp.com), based in San Rafael, CA, is the holding company of Tamalpais Bank, which operates five full-service banks in Marin County. The Company had $440 million in assets and $277 million in deposits for the period ended March 31, 2005. Shares of the Company’s common stock are traded on the NASDAQ SmallCap Market System under the symbol EPIK. For additional information, please contact Kit Cole at (415) 526-6400.

About Tamalpais Bank in the Community

From its inception in 1991, Tamalpais Bank (www.tambank.com) has made its commitment to the Marin County community a priority, establishing and continuing to underwrite the annual Heart of Marin program, recognizing outstanding contributions to the Marin non-profit community through its Community Outreach Program. For additional information, please contact Mark Garwood at (415) 454-1212.

Epic Bancorp
Press Release
June 23, 2005

About Epic Wealth Management

Epic Wealth Management specializes in helping clients of Tamalpais Bank and other high net worth families reach their lifetime financial goals through a collaborative, comprehensive and education-oriented approach to investment management. Epic Wealth Management and Epic Bancorp are located at 851 Irwin Street in San Rafael. For additional information about Epic Wealth Management, contact Jeff Roush at (415) 526-4300.

This news release contains forward-looking statements with respect to the financial condition, results of operation and business of Epic Bancorp and its subsidiaries. These include, but are not limited to, statements that relate to or are dependent on estimates or assumptions relating to the prospects of loan growth, credit quality, changes in securities or financial markets, and certain operating efficiencies resulting from the operations of Tamalpais Bank and Epic Wealth Management . These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) competitive pressure among financial services companies increases significantly; (2) changes in the interest rate environment reduce interest margins; (3) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; and (4) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged;(5) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; (6) volatility or significant changes in the equity and bond markets which can affect overall growth and profitability or our wealth management business; (7) other risks detailed in the Epic Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Epic Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Epic Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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